Exhibit (d)(4)

                         RESEARCH AND ADVISORY AGREEMENT
                         -------------------------------

                        Zurich Scudder Investments, Inc.
                                 345 Park Avenue
                            New York, New York 10154


                                                                  April 1, 2001

Zurich Scudder Investments
Australia Limited
Level 42
AAP Centre
259 George Street
Sydney NSW 2000
Australia


         We have entered into an Investment Advisory, Management and Administration Agreement (the "Management Agreement") dated as of March 14, 2001, as amended from time to time, with Scudder Mutual Funds, Inc., a Maryland corporation (the "Company"), pursuant to which we act as investment adviser to and manager of the Scudder Gold Fund a series of the Company (the "Fund"). A copy of the Management Agreement has been previously furnished to you. In furtherance of such duties to the Fund, and with the approval of the Company, we wish to avail ourselves of your investment advisory services. Accordingly, with the acceptance of the Company, we hereby agree with you as follows for the duration of this Agreement:

         1. You agree to furnish to us such information, investment recommendations, advice and assistance as we shall from time to time reasonably request. In addition, for the benefit of the Fund, you agree to pay the fees and expenses of any directors or officers of the Company who are directors, officers or employees of you , except that the Company shall bear travel expenses of one (but not more than one) director, officer or employee of you who is not a resident in the United States to the extent such expenses relate to his attendance as a director at meetings of the Board of Directors of the Company in the United States and shall also bear the travel expenses of any other director, officer or employee of you who is resident in the United States to the extent such expenses relate to his attendance as a director at meetings of the Board of Directors outside of the United States.

         2. We agree to pay in United States dollars to you, as compensation for the services to be rendered by you hereunder, a monthly fee which, on an annual basis, is equal to 0.35% per annum of the value of the Fund's average monthly net assets. In addition, we agree to pay you an amount equal to any Australian GST payable on any taxable supply you make to us in connection with this Agreement. For purposes of computing the monthly fee, the value of the net assets of the Fund shall be determined as of the close of business on the last business day of each month; provided, however, that the fee for the period from the end of the last month ending prior to termination of this Agreement, for whatever reason, to date of termination shall be based on the value of the net assets of the Fund determined as of the close of business on the date of termination and the fee for such period through the end of the month in which such proceeds are received shall be prorated according to the proportion which such period bears to a full monthly period. Each payment of a monthly fee shall be made by us to you within the fifteen days next following the day as of which such payment is so computed.

         The value of the net assets of the Fund shall be determined pursuant to applicable provisions of the Articles of Incorporation and By-laws of the Company.



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         We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We may from time to time furnish you with informal memoranda, reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us pursuant to this Agreement. We also agree to furnish you with current copies of the Fund's Prospectus and Statement of Additional Information, and all amendments and supplements thereto. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Company or the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

         We agree that your prior approval will be required with respect to of any references to you in any reports.

         3. You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

         4. Your services to us are not to be deemed exclusive and you are free to render similar services to others, provided that the nature and quality of services to be provided to the Fund pursuant to Section 1 hereof.

         5. Nothing herein shall be construed as constituting you an agent of us or of the Company or the Fund.

         6. You represent and warrant that you are registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended. You agree to maintain such registration in effect during the term of this Agreement.

         7. You shall not receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended (the "1940 Act").

         8. We and the Company agree that you may rely on information reasonably believed by you to be accurate and reliable. We and the Company further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.

         9. This Agreement shall remain in effect until September 30, 2002 and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Company's Board of Directors who are not interested persons of the Company, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Company's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without penalty, by the Company's Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 11 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days' written notice to us and to the Company, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Management Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.



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         10. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of the members of the Company's Board of Directors who are not interested persons of the Company, you or us, cast in person at a meeting called for the purpose of voting on such approval.

         11. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

          Addressed

               If to Zurich Scudder Investments, Inc., to:

                      Zurich Scudder Investments, Inc.
                      345 Park Avenue
                      New York, NY 10154

                      Attention:  President
                           (Facsimile No. 212-319-7813)

               If to Zurich Scudder Investments Australia Limited, to:

                      Zurich Scudder Investments Australia Limited
                      Level 42
                      AAP Centre
                      259 George Street
                      Sydney NSW 2000
                      Australia

                      Attention:  Darko Kuzmanovic
                                Nick Raffan

                      Copy:  James T. Dominguez
                           (Facsimile No. (612) 9995 3444)

or to such other address as to which the recipient shall have informed the other party.

         Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

         12. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended. As used herein the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the1940 Act.







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If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                             Very truly yours,
                                             ZURICH SCUDDER INVESTMENTS, INC.


                                             By  /s/Kathryn L. Quirk
                                                 -----------------------
                                                 Kathryn L. Quirk
                                                 Managing Director


The foregoing agreement is hereby accepted as of the date first above written.


                                             ZURICH SCUDDER INVESTMENTS
                                             AUSTRALIA LIMITED
                                             ABN 52 074 599 401



                                             By  _______________________________
                                                 Chairman




                                             Accepted:


                                             SCUDDER MUTUAL FUNDS, INC., on
                                             behalf of Scudder Gold Fund


                                             By  /s/John Millette
                                                 -----------------------
                                                 John Millette
                                                 Vice President